Cumberland House
1 Victoria Street
Hamilton HM 11
P.O. Box HM 98
Hamilton HM AX
Bermuda
(441) 296-7667
fax (441) 296-7665

FOR IMMEDIATE RELEASE

CONTACT:	John Lockwood
Annuity & Life Re (Holdings), Ltd.
441-296-7667

ANNUITY & LIFE RE MARCH 31, 2004 EARNINGS REPORT

Hamilton, Bermuda, May 17, 2004, 8:00 a.m. ET – Annuity and Life Re (Holdings), Ltd. (NYSE: ANR) today reported financial results for the three month period ended March 31, 2004. The Company reported net income of $834,394 or $0.03 per fully diluted share for the three month period ended March 31, 2004, as compared to a net loss of $(52,474,816) or $(2.03) per fully diluted share for the three month period ended March 31, 2003. Net income for three months ended March 31, 2004 includes a charge of $(365,960) or $(0.01) per fully diluted share for the cumulative effect of adopting the AICPA Statement of Position (SOP) 03-1 effective January 1, 2004.

Net realized investment gains for the three month period ended March 31, 2004 were $678,925 or $0.03 per fully diluted share, as compared with net realized investment gains of $1,663,868 or $0.06 per fully diluted share for the three month period ended March 31, 2003.

Unrealized gains on the Company’s investments improved slightly to $2,550,555 as of March 31, 2004 from $1,840,849 at December 31, 2003. The Company’s investment portfolio currently maintains an average credit quality of AA. Cash used by operations for the three months ended March 31, 2004 was $37,115,802, as compared to cash used by operations of $8,435,060 for the three month period ended March 31, 2003. The increase in cash used by operations is the result of payments made in connection with the settlement of the Met Life recapture and a previously disclosed payment made to Transamerica under an annuity reinsurance agreement.

Book value per share at March 31, 2004 was $5.18, as compared to $5.11 at December 31, 2003. As a result of the Company’s adoption of SOP 03-1, it was required to increase its liabilities by approximately $36.6 million and increase its deferred acquisition costs by approximately $36.2 million. As a result, the Company’s tangible book value, which is GAAP book value less deferred acquisition costs, declined from $2.50 per share at December 31, 2003 to $1.12 as of January 1, 2004. Tangible book value per share then increased to $1.36 at March 31, 2004.

Life Segment Results

Life segment income for the three month period ended March 31, 2004 was $174,580, as compared with a segment loss of $(45,146,168) for the three month period ended March 31, 2003.

Annuity Segment Results

Annuity segment income for the three month period ended March 31, 2004 was $967,653, as compared with a segment loss of $(7,870,476) for the three month period ended March 31, 2003. Annuity segment income for three months ended March 31, 2004 includes a charge of $(365,960) or $(0.01) per fully diluted share for the cumulative effect of adopting SOP 03-1 effective January 1, 2004.

Jay Burke, Chief Executive Officer of the Company, commented,

“We are very pleased with our results for the first quarter. For this quarter, claim activity on our remaining life agreements stabilized and the annuity segment made money. During the first quarter of 2004, the total return on the assets supporting our annuity reinsurance agreement with Transamerica exceeded the assumptions we previously made in connection with writing off and amortizing the deferred acquisition costs associated with that agreement. In addition, actual lapse rates on the policies underlying the agreement were better than our previous assumptions.

On January 1, 2004 we adopted SOP 03-1. This new standard affects our Transamerica and CIGNA contracts. While the net charge of adopting the SOP on January 1, 2004 was only $365,960 and does not change our view of the profitability of the affected contracts over the long term, we do expect that the SOP will cause volatility in quarterly results. The SOP requires that our liabilities be increased if the invested assets underlying these obligations increase in value, however we are not permitted to reflect the increase in underlying asset values on the asset side of our balance sheet. This disconnect will add volatility to our reported quarterly net income.

In addition to the increased volatility the new SOP will cause, it also adversely impacts our tangible book value computation. The adoption of the SOP required us to increase our deferred acquisition costs by approximately $36.2 million and our liabilities by approximately $36.6 million. While the net impact on our GAAP book value is minor, our tangible book value was reduced by $1.38 as of January 1, 2004, primarily because the increase in our deferred acquisition costs is excluded from the tangible book value computation, while the increase in our liabilities is not. If the SOP were applied as of December 31, 2003 our tangible book value would have been $1.12. The movement from $1.12 at December 31, 2003 to $1.36 at March 31, 2004 reflects the continuing improvement in the Company’s financial condition.

We are very pleased to have Marcum & Kliegman LLP as our new auditors. They were able to mobilize the resources needed to clear our Form 10-Q filing with a minimal delay.

Overall this has been a relatively quiet quarter and reflects further progress toward stabilizing our company.”

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.

Conference Call Information

May 18, 2004 9:00 a.m. Eastern Time
719-457-2665 or 888-855-5428, Code # 457890

The call will be available for replay for seven days following the conference call. The replay numbers are: 719-457-0820 or 888-203-1112, Code # 457890

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. The Company cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could materially and adversely affect the Company’s operations and financial condition and/or cause the Company’s actual results of operations or financial condition to differ from those expressed or implied in the Company’s forward-looking statements include, but are not necessarily limited to, the Company’s ability to meet the obligations associated with the Company’s current business and to fund the Company’s continuing operations; the Company’s ability to reduce or otherwise satisfy the Company’s collateral obligations; the outcome of pending legal proceedings involving the Company; the Company’s ability to obtain adequate financial ratings; the ability of the Company’s cedents to manage successfully assets they hold on the Company’s behalf; the Company’s success in managing its investments; the Company’s ability to maintain the listing of its common shares on the New York Stock Exchange; changes in mortality, morbidity and claims experience; the Company’s ability to make accurate estimates and assumptions regarding future mortality, persistency, lapses, expenses and investment performance based upon historical results and information provided to it by its cedents; the Company’s ability to underwrite business; unanticipated withdrawal or surrender activity; changes in market conditions, including changes in interest rate levels; the competitive environment; the impact of recent and possible future terrorist attacks and the U.S. government’s response thereto; the Company’s ability to attract and retain clients; the loss of a key executive; regulatory changes (such as changes in U.S. tax law and insurance regulation that directly affect the competitive environment for the Company’s products); and a prolonged economic downturn. Investors are also directed to consider the risks and uncertainties discussed in documents the Company has filed with the Securities and Exchange Commission, and in particular, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on the Company’s behalf.

This press release and the attached financial statements are available in the “Press Releases” section of the Company’s website at www.alre.bm/releases_2004.html. Certain financial information that has been made available to financial analysts, and which may be discussed on the conference call, is available in the “Financial Reports” section of the Company’s website at www.alre.bm/reports.html.

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$76,488,023	$80,068,310
Fixed income investments at fair value (amortized cost of $82,515,313 and $115,594,199 at March 31, 2004 and December 31, 2003)	85,665,560	117,812,445
Funds withheld at interest	644,666,193	667,824,819
Accrued investment income	943,738	1,491,170
Receivable for reinsurance ceded	85,760,853	88,480,172
Deposits and other reinsurance receivables	7,423,375	4,580,745
Deferred policy acquisition costs	100,982,665	68,942,628
Other assets	1,641,911	682,050

Total Assets	$1,003,572,318	$1,029,882,339

Liabilities
Reserves for future policy benefits	$161,055,848	$161,105,541
Interest sensitive contracts liability	677,459,200	670,717,546
Other reinsurance liabilities	23,170,908	55,826,940
Accounts payable and accrued expenses	4,951,505	7,059,733

Total Liabilities	866,637,461	894,709,760

Stockholders’ Equity
Preferred shares (par value $1.00; 50,000,000 shares authorized; no shares outstanding)	—	-
Common shares (par value $1.00; 100,000,000 shares authorized; 26,454,195 shares outstanding at March 31, 2004 and December 31, 2003)	26,454,195	26,454,195
Additional paid-in capital	334,418,029	334,418,029
Notes receivable from stock sales	—	-
Stock warrants	1,250,000	1,250,000
Unamortized stock based compensation	(1,290,844)	(1,509,022)
Accumulated other comprehensive income	2,550,555	1,840,849
Accumulated Deficit	(226,447,078)	(227,281,472)

Total Stockholders’ Equity	136,934,857	135,172,579

Total Liabilities and Stockholders’ Equity	$1,003,572,318	$1,029,882,339

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars)

	For the Quarter Ended March 31,
	2004	2003
Revenues
Net Premiums	$14,310,641	$61,365,914
Investment income, net of related expenses	9,250,735	8,158,689
Net realized investment gains (losses)	678,925	1,663,868
Net change in fair value of embedded derivatives	607,388	13,754,859
Surrender fees and other revenues	1,074,932	1,390,247

Total Revenues	25,922,621	86,333,577

Benefits and Expenses
Claims and policy benefits	10,244,658	75,089,440
Interest credited to interest sensitive products	3,529,250	4,871,759
Policy acquisition costs and other insurance expenses	8,180,997	52,501,064
Collateral costs	—	-
Operating expenses	2,767,362	6,346,130

Total Benefits and Expenses	24,722,267	138,808,393

Net income (loss) before cumulative effect of a	1,200,354	(52,474,816)
Cumulative effect of a change in accounting principle	(365,960)	-

Net Income (Loss)	$834,394	$(52,474,816)

Net Income (Loss) per common share before cumulative effect of a change in accounting principle
Basic	$0.04	$(2.03)
Diluted	$0.04	$(2.03)
Cumulative effect of a change in accounting principle per common share
Basic	$(0.01)	$-
Diluted	$(0.01)	$-
Net Income (Loss) per common share
Basic	$0.03	$(2.03)
Diluted	$0.03	$(2.03)

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONSOLIDATED STATEMENTS OF SEGMENT INCOME
(unaudited and in U.S. dollars)

	Life	Annuity
	Reinsurance	Reinsurance	Corporate	Consolidated
Three Months Ending March 31, 2004
Revenues	$14,615,501	$9,920,074	$1,387,046	$25,922,621
Benefits and expenses	14,440,921	8,586,461	1,694,885	24,722,267

Segment Income (Loss)	$174,579	$1,333,613	$(307,839)	$1,200,354
Cumulative Change due to SOP03-1 Actg Rule	—	(365,960)	—	$(365,960)

Segment Income (Loss)	$174,579	$967,653	$(307,839)	$834,394

Total Assets	$216,526,756	$702,159,200	$84,886,362	$1,003,572,318

Fully Diluted Earnings per Share	$—	$0.04	$(0.01)	$0.03

Book Value per share				$5.18

Three Months Ending March 31, 2003
Revenues	$60,169,987	$24,103,131	$2,060,459	$86,333,577
Benefits and expenses	105,316,155	31,973,607	1,518,631	138,808,393

Segment (Loss) Income	$(45,146,168)	$(7,870,476)	$541,828	$(52,474,816)

Total Assets	$446,513,145	$1,043,908,700	$82,205,050	$1,572,626,895

Fully Diluted Earnings per Share	$(1.75)	$(0.31)	$0.02	$(2.03)

Book Value per share				$8.23